Exhibit 99

Farmers & Merchants Bancorp Announces an
 Increase in the Mid-Year Cash Dividend

The Board of Directors of Farmers & Merchants Bancorp declared a mid-year cash dividend of $6.30 per share, an increase over the $6.20 per share declared in May of 2013. The cash dividend will be paid on July 1, 2014, to shareholders of record on June 9, 2014. Kent Steinwert, Chairman, President and CEO noted, “The Board is pleased with the Company’s full year 2013 and first quarter 2014 financial results and unanimously approved the cash dividend. This is the sixteenth consecutive year that Farmers & Merchants Bancorp increased the mid-year cash dividend.”

Farmers & Merchants Bancorp earned net income of $6.28 million for the quarter ending March 31, 2014. Earnings per share of common stock outstanding for the first quarter were $8.08, up from the first quarter of the prior year. Return on average assets for the quarter was 1.20% and return on average equity was 11.70%.

Steinwert continued, “We are pleased with the Company’s first quarter 2014 financial performance, despite continuing pressures on the industry’s net interest margin. Additionally, at March 31, 2014 the Company’s total risk based capital ratio was 14.46%, and non-performing loans totaled only 0.23% of total loans, both measures compare favorably to other banks in our geographic region.”

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Farmers & Merchants Bancorp is the parent of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, the institution is a locally owned and operated community bank which proudly serves California through 24 convenient locations from Sacramento to Merced and Irvine. F&M Bank offers a full complement of loan, deposit, equipment leasing and treasury management services to both businesses and consumers, and has received BauerFinancial’s coveted “Five-Star, Superior Bank” award, for safety and security for over 20 consecutive years.

FORWARD LOOKING STATEMENTS

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, levels of net interest margin, the ability to control costs and expenses, interest rate changes and financial and regulatory policies of the United States government and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.